Filed Pursuant to Rule 433
Registration No. 333-213265-01

STRATEGIC ACCELERATED REDEMPTION SECURITIES®
Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called on the first or second Observation Dates
Market Measure	The S&P 500® Index (Bloomberg symbol: "SPX"), a price return index
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level	The closing level of the Market Measure on any Observation Date
Observation Dates	Approximately six, nine, and twelve months after the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
●
[$10.450 to $10.650] if called on the first Observation Date
●
[$10.675 to $10.975] if called on the second Observation Date
●
[$10.900 to $11.300] if called on the final Observation Date

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value	100% of the Starting Value of the Market Measure
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000152041219000391/bac-e4dk3itjxdzzav6l_2627.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance and BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●	Your investment return, if any, is limited to the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Market Measure.
●	The initial estimated value of the notes on the pricing date will be less than their public offering price.
●	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

●
While BAC and our affiliates may from time to time own securities of companies included in the Index, except to the extent that BAC’s common stock is included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.